Exhibit 10.1

SECOND DEBENTURE EXTENSION AGREEMENT

This Second Debenture Extension Agreement (“Agreement”) is made and entered into as of July 20, 2010, by and among, China Digital Media Corporation, a Nevada corporation (“Company”) and Vision Opportunity Master Fund, Ltd., a Cayman corporation (“Vision”).

WHEREAS, on December 8, 2008, the Company and Vision entered into a Debenture Extension Agreement, as amended on May 7, 2009;

WHEREAS, the Debenture Extension Agreement extended the maturity date of the original Debenture issued to Vision to June 30, 2010;

WHEREAS, the outstanding principal of the Debenture in the amount of $1,914,250.00 (“Principal”) was not repaid on or before June 30, 2010;

WHEREAS, the Company wishes for Vision to extend the date for repayment of the Principal until December 31, 2011 and Vision has, therefore, requested as consideration for this second extension, (i) that the Company pay one hundred thousand dollars ($100,000.00) in cash to Vision upon execution of this Agreement and on or before June 30, 2011; (ii) that the Company pay Vision ten percent (10%) of the outstanding principal of the Debenture in cash on or before December 31, 2010; and (iii) that the conversion price of the Debenture be reduced to $0.15.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

9)	Capitalized Terms. Capitalized terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Debenture.
10)	Extension of Maturity Date. Company and Vision hereby agree that the Maturity Date of the Debenture shall be extended to December 31, 2011.

11)	Reduction of Conversion Price of Debenture. Company and Vision hereby agree that the conversion price of the Debenture shall be reduced to $0.15.

12)
Amortizing Principal Payments. Company and Vision hereby agree that upon execution of this Agreement AND on or before June 30, 2011, Company shall pay Vision one hundred thousand dollars ($100,000.00) in cash.  In addition, Company and Vision hereby agree that Company shall pay Vision, on or before December 31, 2010, in cash, an amount equal to ten percent (10%) of the then outstanding principal amount of the Debenture.  All payments received pursuant to this section shall reduce the outstanding principal of the Debenture upon receipt.

13)
Interest. Company and Vision hereby agree that interest on the Debenture shall continue to accrue on the outstanding principal at an interest rate equal to ten percent (10%) and shall continue to be payable quarterly.

14)	Defaults. Failure to timely pay any interest pursuant to the terms of this Agreement shall be considered an “Event of Default” as defined in the Debenture.

15)
Prepayments. Company shall be entitled to prepay principal at anytime before December 31, 2011.  In the event any amount of principal is prepaid by Company before December 31, 2011, interest payments thereafter shall be  calculated on the then outstanding principal.

16)
Terms and Conditions of Debenture. Except as expressly set forth herein, all of the terms and conditions to the Debenture shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

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IN WITNESS WHEREOF, Company and Vision have executed this Agreement as of the date set forth above.

CHINA DIGITAL MEDIA CORPORATION

By:  ______________

Name: ______________

Its:  ______________

Date:______________

VISION OPPORTUNITY MASTER FUND LTD.

By:     ______________

Name:    ______________

Its:   ______________

Date:______________